Exhibit 10(lll)

AMENDMENT TO THE

ALCOA DEFERRED COMPENSATION PLAN

Pursuant to Article X of the Alcoa Deferred Compensation Plan (“Plan”), the plan is amended as of August 11, 2014, as follows:

1. The final two sentences of the definition of “Eligible Employee” shall be amended to reflect the Company’s replacement of Job Grades with Job Bands effective as of August 11, 2014, as follows (with new language underlined and deleted language stricken):

Effective January 1, 2013, only employees, who are in a job grade 21 or higher or effective August 11, 2014, employees who are in a job band of 40 or higher (or under a comparable level of compensation band), as determined by the Company, are eligible to participate in the Plan. All Credits, including Earnings Credits in the accounts of former Eligible Employees who are not in a job grade of 21 or higher or effective August 11, 2014, a job band of 40 or higher (or under a comparable level of compensation band) will continue to be maintained under all Plan provisions.

2. In all other respects, the Plan is ratified and confirmed.